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                    [OMNI ENERGY SERVICES CORP. LETTERHEAD]

FOR IMMEDIATE RELEASE                                                   NO. 5-12

FOR MORE INFORMATION CONTACT:
G. Darcy Klug, Executive Vice President (337) 896-6664


                     OMNI PROVIDES UPDATE ON AUDITOR OPINION

         CARENCRO, LA - MAY 11, 2005 - OMNI ENERGY SERVICES CORP. (NASDAQ NM:
OMNI) announced today that its financial statements issued on April 18, 2005, contained a going-concern qualification from its independent registered public accounting firm, relating to the Company's fiscal 2004 financial statements. This announcement is in compliance with the Nasdaq Rule 4350(b) requiring separate disclosure of receipt of an audit opinion that contains a going concern qualification, and does not reflect any change or amendment to the December 31, 2004 financial statements.

         The Company's independent registered public accounting firm, Pannell Kerr Forster of Texas, P.C., issued the going concern qualification on the financial statements of the Company for the fiscal 2004 results reported on April 18, 2005 and was based on the significant operating losses reported in fiscal 2004, the current default with respect to certain Company debt, and a lack of external financing to fund working capital and debt requirements.

         As previously announced, the Company is in the process of securing financing from prospective investors, that if successful, will refinance the current debt service obligations, and in conjunction with cash flows from operations and sales of certain non-core assets, will serve to mitigate the factors that have raised doubt about the Company's ability to continue as a going concern.

         Headquartered in Carencro, LA, OMNI Energy offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and through its aviation division, transportation services to oil and gas companies operating in the shallow, offshore waters of the Gulf of Mexico. The Company provides its services through several business units:
Seismic Drilling, Aviation Transportation and Environmental Services. OMNI's services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

         Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks associated with OMNI's dependence on activity in the oil and gas industry, labor shortages, international expansion, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the outcome of pending litigation, completion of strategic transactions under consideration by OMNI, completion of the previously announced Senior Credit Facility on favorable terms, or at all, and other risks detailed in the Company's filings with the Securities and Exchange Commission. No assurance can be given that the financing discussed herein will be completed.